Filed Pursuant to Rule 424(b)(3)

Registration No. 333-160849

PROSPECTUS SUPPLEMENT NO. 2

American Defense Systems, Inc.

5,695,505 Shares

Common Stock

This prospectus supplement no. 2 supplements our prospectus dated August 10, 2009, as supplemented by prospectus supplement no. 1 dated August 14, 2009, that relates to the offer and sale of 5,695,505 shares of common stock that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock covered by the prospectus.

Our common stock is traded on the NYSE Amex under the symbol EAG. The closing bid price for our common stock on August 26, 2009 was $0.47 per share.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2009, which is attached below.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement no. 1.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 2 of the prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement no. 1 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2009.

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 26, 2009 (August 24, 2009)

American Defense Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53092	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)                                  Effective August 24, 2009, American Defense Systems, Inc., a Delaware corporation (the “Company”), dismissed Jewett, Schwartz, Wolfe & Associates, CPA’s (“JSW”) as the Company’s independent auditor.  The Company’s board of directors approved the dismissal of JSW following the recommendation to do so by the Company’s audit committee.

The reports of JSW on the Company’s financial statements for each of the two fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding JSW’s dismissal, there were no disagreements with JSW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of JSW, would have caused JSW to make reference to the matter in its reports.

There were no “reportable events” as defined in Regulation S-K Item 304(a)(1)(v) during each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding JSW’s dismissal.

The Company has provided JSW with a copy of this current report on Form 8-K and has requested JSW to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements.  JSW’s response letter, dated August 26, 2009, is filed as Exhibit 16.1 to this current report on Form 8-K.

(b)                                 Effective August 24, 2009, the Company has engaged Marcum LLP (“Marcum”) as the Company’s independent auditor for the fiscal year ending December 31, 2009.  During each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding Marcum’s engagement, the Company has not, and no one on the Company’s behalf has, consulted with Marcum regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or with respect to any “reportable events” as defined in Regulation S-K Item 304(a)(1)(v).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

16.1	Letter from Jewett, Schwartz, Wolfe & Associates, CPA’s dated August 26, 2009 regarding change in certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 26, 2009

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer

Exhibit 16.1

August 26, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read the statements included under Item 4.01 of the Form 8-K filed by American Defense System, Inc. on August 26, 2009 and we agree with such statements concerning our firm.

Sincerely,

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates

200 South Park Road, Suite 150 • Hollywood, Florida 33021 • Main 954.922.5885 • Fax 954.922.5957 • www.jsw-cpa.com
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC